Scudder MG Investments Trust- High Income Plus Fund (formerly High Yield Bond Fund)

Item 77C(a),  (b)and (c): Registrant incorporates by reference
Registrants Proxy Statement dated August, 2003 filed on August 22, 2003 (Accession No.0001193125-03-041025).

Item 77C(c): Registrant incorporates by reference the Registrants Annual Report as of October 31, 2003 for the : High Income Plus Fund filed on January 8, 2004(Accession No. 0000088053-04-000029), which details the matters proposed to shareholders and the shareholder votes cast.

























G:\mfld\NSAR\10-31-03\Annual\Exhibit A-Morgan Grenfell Investment
Trust.doc